CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Bernstein Fund, Inc. of our report dated December 17, 2015, relating to the Statement of Assets and Liabilities and Statement of Operations of International Strategic Equities Portfolio, International Small Cap Portfolio and Small Cap Core Portfolio, each a portfolio of Bernstein Fund, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Statements and Reports”, “Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP New York, New York December 17, 2015